Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-180289

June 16, 2014

1.300% Notes due 2017

2.250% Notes due 2019

3.500% Notes due 2024

Final Term Sheet:

Issuer:	HSBC USA Inc.
Sole Bookrunner:	HSBC Securities (USA) Inc.
Structure:	3-year Senior Notes due 2017 (the “2017 Notes”) 5-year Senior Notes due 2019 (the “2019 Notes”) 10-year Senior Notes due 2024 (the “2024 Notes”)
Ratings:*	A2 / A+ (Stable / Negative)
Pricing Date:	June 16, 2014
Settlement Date:	June 23, 2014 (T+5)
Use of Proceeds:	General corporate purposes, which may include investments in and advances to our affiliates or subsidiaries, including HSBC Bank USA, N.A.
Maturity Date:	2017 Notes: June 23, 2017 2019 Notes: June 23, 2019 2024 Notes: June 23, 2024
Form of Note:	Senior Notes
Form of Offering:	SEC Registered
CUSIP / ISIN:	2017 Notes: 40434C AA3 / US40434CAA36 2019 Notes: 40434C AC9 / US40434CAC91 2024 Notes: 40434C AD7 / US40434CAD74
Co-Managers:

ABN AMRO Securities (USA) LLC

Banca IMI S.p.A.

BBVA Securities Inc.

Credit Agricole Securities (USA) Inc.

CIBC World Markets Corp.

Citigroup Global Markets Inc.

Comerica Securities, Inc.

Commerz Markets, LLC

Danske Markets Inc

ING Financial Markets LLC

Merrill Lynch, Pierce, Fenner & Smith

                      Incorporated

Mitsubishi UFJ Securities (USA), Inc.

nabSecurities, LLC

National Bank of Abu Dhabi PJSC

Natixis Securities America LLC

RB International Markets (USA) LLC

RBS Securities Inc.

Santander Investment Securities Inc.

Skandinaviska Enskilda Banken AB (publ)

TD Securities (USA) LLC

The Williams Capital Group, L.P.

Wells Fargo Securities, LLC

Transaction Details:

Principal Amount:	2017 Notes: $500,000,000 2019 Notes: $750,000,000 2024 Notes: $750,000,000
Benchmark Treasury:	2017 Notes: UST 0.875% due June 15, 2017 2019 Notes: UST 1.500% due May 31, 2019 2024 Notes: UST 2.500% due May 15, 2024

Treasury Yield:	2017 Notes: 0.952% 2019 Notes: 1.701% 2024 Notes: 2.601%
Treasury Price:	2017 Notes: 99-24 3/4 2019 Notes: 99-01+ 2024 Notes: 99-04
Re-offer Spread:	2017 Notes: UST + 40 basis points 2019 Notes: UST + 60 basis points 2024 Notes: UST + 95 basis points
Coupon:	2017 Notes: 1.300% 2019 Notes: 2.250% 2024 Notes: 3.500%
Re-offer Yield:	2017 Notes: 1.352% 2019 Notes: 2.301% 2024 Notes: 3.551%
Issue Price:	2017 Notes: 99.848% 2019 Notes: 99.760% 2024 Notes: 99.574%
Gross Fees:	2017 Notes: 0.250% 2019 Notes: 0.325% 2024 Notes: 0.425%
Net Price:	2017 Notes: 99.598% 2019 Notes: 99.435% 2024 Notes: 99.149%
Net Proceeds to Issuer:	2017 Notes: $497,990,000 2019 Notes: $745,762,500 2024 Notes: $743,617,500
Interest Payment Dates:	Semi-annual on each June 23 and December 23, commencing December 23, 2014
Call Features:	NCL
Day Count Convention:	30/360
Minimum Denominations:	$100,000 and integral multiples of $1,000 thereafter
Principal Paying Agent:	HSBC Bank USA, N.A.

Floating Notes due 2017

Final Term Sheet:

Issuer:	HSBC USA Inc.
Sole Bookrunner:	HSBC Securities (USA) Inc.
Structure:	3-year Floating Rate Notes due 2017 (the “Floating Rate Notes” and, together with the 2017 Notes, the 2019 Notes and the 2024 Notes, the “Senior Notes”)
Ratings:*	A2 / A+ (Stable / Negative)
Pricing Date:	June 16, 2014
Settlement Date:	June 23, 2014 (T+5)
Use of Proceeds:	General corporate purposes, which may include investments in and advances to our affiliates or subsidiaries, including HSBC Bank USA, N.A.
Maturity Date:	June 23, 2017
Form of Note:	Floating Rate Notes
Form of Offering:	SEC Registered
CUSIP / ISIN:	40434C AB1 / US40434CAB19

Co-Managers:

ABN AMRO Securities (USA) LLC

Banca IMI S.p.A.

BBVA Securities Inc.

Credit Agricole Securities (USA) Inc.

CIBC World Markets Corp.

Citigroup Global Markets Inc.

Comerica Securities, Inc.

Commerz Markets, LLC

Danske Markets Inc

ING Financial Markets LLC

Merrill Lynch, Pierce, Fenner & Smith

                      Incorporated

Mitsubishi UFJ Securities (USA), Inc.

nabSecurities, LLC

National Bank of Abu Dhabi PJSC

Natixis Securities America LLC

RB International Markets (USA) LLC

RBS Securities Inc.

Santander Investment Securities Inc.

Skandinaviska Enskilda Banken AB (publ)

TD Securities (USA) LLC

The Williams Capital Group, L.P.

Wells Fargo Securities, LLC

Transaction Details:

Principal Amount:	$250,000,000
Coupon:	Three-month USD LIBOR plus 30 basis points
Issue Price:	100.000%
Gross Fees:	0.250%
Net Price:	99.750%
Net Proceeds to Issuer:	$249,375,000
Interest Payment Dates:	Quarterly on the 23rd of each of, March, June, September and December, commencing September 23, 2014
Call Features:	NCL
Day Count:	Actual/360
Day Count Convention:	Modified Following, Adjusted
Payment Days:	New York & London
Interest Determination Date:	Two London Business Days. The initial interest rate will be the three-month USD LIBOR plus 30 basis points, as determined on June 19, 2014.
Minimum Denominations:	$100,000 and integral multiples of $1,000 thereafter
Principal Paying Agent:	HSBC Bank USA, N.A.

*A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

It is expected that delivery of the Senior Notes will be made against payment therefor on or about June 23, 2014, which will be the fifth business day following the date of pricing of the Senior Notes (such settlement cycle being referred to herein as “T+5”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Senior Notes on the date of pricing or the following business day will be required, by virtue of the fact that the Senior Notes initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of Senior Notes who wish to trade the Senior Notes on the date of pricing or the following business day should consult their own advisor.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus supplement, the prospectus in the registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling HSBC Securities (USA) Inc. toll-free at 1-866-811-8049.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.